Exhibit 18.1—Preferability Letter

The Board of Directors

Perrigo Company

Note 7 to the Condensed Consolidated Financial Statements of Perrigo Company (the Company) included in its Form 10-Q for the fiscal period ended March 27, 2010 describes a change in the method of accounting related to the modification of the annual goodwill and indefinite-lived intangible asset impairment testing date under Financial Accounting Standards Board Accounting Standards Codification 350, Intangibles–Goodwill and Other, from the end of the second and third fiscal quarters, as applicable, to the beginning of the fourth quarter of the fiscal year for all reporting units. There are no authoritative criteria for determining a preferable method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to June 27, 2009, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

April 29, 2010